Exhibit 10.8

ONE CONTRACT FRAMEWORK TERMS

These One Contract Framework Terms apply to the provision of Services by Licensor to Licensee and comprise the following:

●	Section 1 – General Terms

●	Section 2 – Definitions

●	Section 3 – Multi-Use Terms

●	Section 4 – Fund and Product Licence Terms

●	Section 5 – End of Day Distribution Terms

●	Section 6 – Real-Time Index Values Terms

●	Section 7 – Software Terms

SECTION 1 – General Terms

1.	Interpretation

1.1	Defined terms used in these One Contract Framework Terms have the meanings given in Section 2 – Definitions.

1.2	If there is a conflict between the terms of the different parts of a Services Contract, the parts shall have the following decreasing order of precedence: (a) the Order Form, (b) Sections 3-7 of these One Contract Framework Terms, (c) Section 1 – General Terms of these One Contract Framework Terms; and (d) Section 2 – Definitions of these One Contract Framework Terms.

1.3	Unless otherwise expressly specified in these One Contract Framework Terms or an Order Form, as applicable:

(a)	headings used are intended for convenience of reference only and shall not be used to construe the meaning of any provisions;

(b)	reference to a person includes a company, partnership, firm, corporation or other entity (whether or not having a separate legal personality) as well as a natural person;

(c)	reference to any agreement includes reference to the appendices, schedules and other documents attached to it or incorporated by reference into it, and shall be deemed a reference to such agreement as amended or replaced from time to time;

(d)	the words “including”, “include”, “such as”, “in particular”, “for example” and similar shall be treated as being by way of example and shall not limit the general applicability of any preceding words;

(e)	the singular includes the plural and vice versa;

(f)	reference to any legislation shall be to that legislation as amended, extended or re-enacted from time to time and to any subordinate provision made under that legislation; and

(g)	references in any Section of these One Contract Framework Terms to clause numbers, schedules or appendices shall be to those in such Section.

1.4	Any licences and rights granted in respect of Data, Indices and Marks pursuant to a Services Contract incorporating these One Contract Framework Terms only apply to Data, Indices and Marks specified in the relevant Order Form.

2.	Provision of Services

Grant of Licence

2.1	Licensor shall provide Licensee with the Services set forth in the applicable Order Form. Such Services will, at a minimum, include the provision of the Data specified in the relevant Order Form and Licensor grants Licensee a non-exclusive, non-transferable licence to:

(a)	view such Data internally;

(b)	receive, store, produce a Back-Up Copy of such Data; and

(c)	provided that “Reports Service” is selected on an Order Form and subject to clause 2.3, include no more than an insubstantial amount of such Data and/or Software Data as the case may be (in quantity and scope) in a Report.

2.2	Licensee shall limit its users of the Data or Software (as applicable) specified in the relevant Order Form to designated employees or contractors at a Site (“Authorised Users”) up to the permitted number specified in the relevant Order Form.

2.3	Any Reports produced by Licensee:

(a)	may only contain an insubstantial amount of Data or Software Data specified in the relevant Order Form in respect of which Reports are permitted under the Order Form (i.e. shall not contain such amount of such Data or Software Data as could be used as a source of, or substitute for, any substantial part of the Services);

(b)	may only refer to or include such Data or the Software Data that is incidental to the primary purpose of the Report;

(c)	may only be made available:

(i)	in hard copy;

(ii)	in electronic, non-editable PDF format; or

(iii)	on a website specified in the Order Form in non-editable PDF format.

(d)	may only be provided if the provision of the Report is ancillary to the services normally provided by Licensee to its existing and/or prospective clients; and

(e)	may have no separate charge levied for the receipt of such Data or the Software Data included in the Report.

Affiliates

2.4	Licensee’s Affiliates specifically named in an Order Form may use the relevant Services, provided that:

(a)	Licensee shall procure that the Affiliates comply with Licensee’s relevant obligations under the Services Contract (other than payment of the Charges) and shall be liable for any breach by an Affiliate;

(b)	the Affiliates shall not be third party beneficiaries under the Services Contract and Licensee shall procure that no Affiliates bring a claim against Licensor in relation to the Services Contract, provided that any Loss incurred by an Affiliate in relation to the Service shall be recoverable by Licensee to the extent such Loss would be recoverable if incurred by Licensee; and

(c)	unless otherwise stated, notices served upon Licensee shall be deemed to be served at the same time upon the Affiliates.

Restrictions on Use

2.5	Licensee shall only use the Services as is expressly provided for in the relevant Services Contract.

2.6	Without prejudice to the generality of clause 2.5, unless expressly permitted in the relevant Order Form, Licensee shall not (or permit any third party to):

(a)	use, copy, exploit, distribute or make available to any third party (or to any person other than an Authorised User) any part of a Service;

(b)	make any reference to any part of a Service in any promotional or marketing materials;

(c)	use any part of a Service other than in compliance with applicable Laws;

(d)	remove any proprietary notice accompanying a Service;

(e)	use the Index constituents as a starting universe to create or operate a portfolio of securities;

(f)	create or operate (whether by Licensee or by any third party) any financial product, index, or service which, directly or indirectly seeks to match the performance of, or whose capital or income value is related to, any part of any Index, Data, Manipulated Data, or Composite Indices.

Data Classifications

2.7	Except as expressly provided for in a Services Contract, where Data licensed under a Services Contract includes a particular classification for stocks or companies Licensee shall:

(a)	only use such classifications in conjunction with and applied to the companies or securities included in such Data; and

(b)	not represent that the classification of any company or security is different to the classification made by Licensor.

Pricing Data

2.8	Except as expressly provided for in a Services Contract, Licensee shall not use the Pricing Data for any purpose, including for the purposes of any fund accounting, net asset value calculations, indicative net asset value calculations, or in any risk systems, and shall not incorporate Pricing Data in any Report.

Licensee Materials

2.9	Licensee shall not refer to a Service in promotional or marketing material unless expressly permitted under the relevant Services Contract or approved in writing by Licensor. In all such cases, Licensee shall (a) use the full name of each relevant Index; and (b) include the relevant notices and disclaimers set out in the Attribution Requirements with reasonable prominence, as the same may change from time to time.

2.10	If requested by Licensor, Licensee will amend, stop the distribution of and, as far as it is lawfully entitled to do so, recall, any material relating or referring to Licensor or any Service that (in the reasonable opinion of Licensor and even if previously approved by Licensor): (a) breaches a Services Contract; (b) has or may have a materially adverse effect on the reputation of Licensor or any of its Group Companies or licensors; or (c) puts Licensor at risk of breaching any Laws. Notwithstanding the foregoing, the obligation to recall does not apply to hard copy material already physically distributed by the Licensee.

Changes

2.11	Licensor may change the composition or method of calculation of any Service or change the means of transmission, delivery or access to a Service, upon notice where reasonably practicable.

Third Parties

2.12	If any Data licensed under a Services Contract contains data provided by an Information Provider, Licensee shall, if required by the Information Provider: (a) enter into a direct licence agreement with the Information Provider, (b) agree to additional terms provided by the Information Provider; and/or (c) pay additional charges to the Information Provider. If Licensee elects not to do the foregoing then Licensor may on reasonable notice terminate the relevant Services Contract in full or, where reasonably possible, in part, without liability.

2.13	Licensor is not responsible for Licensee’s use of any Delivery Agent’s services to access Data and Licensor shall have no liability for any acts or omissions of a Delivery Agent.

2.14	Licensee shall comply with the additional terms located at Additional terms for users of FTSE Russell Data (lseg.com) and any terms, disclaimers and proprietary notices (including those of Information Providers) provided with the Data licensed under a Services Contract. Information Providers shall be third party beneficiaries of any such provisions that relate to the data they provide.

No Solicitation or Investment Advice

2.15	Licensee acknowledges that the provision by Licensor of the Services (i) is not an advertisement, offer, solicitation or recommendation to trade any financial products and (ii) does not imply an opinion by Licensor or Information Providers as to the attractiveness of investment in any securities or any other financial products.

2.16	Licensee acknowledges and agrees that:

(a)	Licensor has not given any investment advice or made any claim as to the suitability of any Service for any use (including for financial products);

(b)	Licensor furnishes Data and/or Software and Software Data for information purposes only and as part of a general service and without regard to a Licensee’s particular circumstances;

(c)	Licensee has made or will make its own assessment as to the suitability of a Service for any intended use (and Licensee is qualified to make such assessment or has received suitable independent advice); and

(d)	Licensor does not offer or sell any securities or financial products, and nothing should be construed as such.

3.	Reporting

3.1.	Where required in an Order Form, Licensee shall provide to Licensor a Reporting Schedule within 15 days of:

(a)	execution of each Order Form;

(b)	the end of each Initial Term and Renewal Term;

(c)	termination of each Services Contract; and

(d)	any reasonable request by Licensor (not more than once every calendar quarter).

3.2.	Where appropriate, the completed Reporting Schedule shall be used as the basis of Licensor’s invoice.

4.	System and Security

4.1	Licensee shall provide a suitable System (either directly or via a Delivery Agent), to receive the Data licensed under a Services Contract and/or access and use the Software and Software Data and shall be responsible for the System. Licensor shall not be liable for the incompatibility or failure of the System with or in relation to such Data and/or Software and Software Data or provision of such Data and/or Software and Software Data or any of Licensor’s or Delivery Agent’s operational systems.

4.2	Licensee shall comply with any reasonable security procedures or technical requirements in relation to the Service(s) specified by Licensor. Licensee shall procure that any passwords provided by Licensor are kept confidential and only used by Authorised Users in accordance with the Services Contract. Licensee shall promptly inform Licensor if Licensee has reason to believe a password or Service has been compromised.

5.	Assistance and Audit

5.1	Licensee shall promptly notify Licensor in writing if Licensee acquires, is acquired by or merges with another legal entity or if an Affiliate ceases to be a Group Company of the Licensee (“M&A Activity”). Licensor may, on reasonable notice:

(a)	terminate any Services Contract if, in Licensor’s reasonable opinion, such M&A Activity is likely to have adverse business or reputational consequences for Licensor or any of its Group Companies; or

(b)	change the Charges under any Services Contract to reflect the change in circumstances, subject to Licensee’s termination right in clause 8.5.

5.2	At Licensor’s request, Licensee shall promptly certify that Licensee is in compliance with the terms of a Services Contract and provide reasonable supporting information.

5.3	During the Term and for 12 months after the termination of a Services Contract, Licensor and its agents may, on not less than 14 days’ prior written notice and at reasonable times, audit Licensee’s use of the Services by:

(a)	reviewing relevant parts of Licensee’s documents (including accounts) relating to the Services; and

(b)	accessing and monitoring the use of Systems and Applications under Licensee’s reasonable supervision (which Licensee and Licensor understand to mean that the Licensee shall have physical control over the System and/or Application while permitting the Licensor and/or its employees, auditors or agents to request certain steps are taken and to observe these steps being taken), and in accordance with Licensee’s reasonable security standards solely to verify that the use of the Service(s) by Licensee is in accordance with the relevant Services Contract and that the Charges are correct. Licensor will not audit more than once in every 12 months per Licensee location, unless (a) Licensor has cause to suspect, or an audit reveals, that Licensee is non-compliant; or (b) where required to do so by an Information Provider with respect to its data.

5.4	If the audit referred to in clause 5.3 shows additional Charges are payable or a breach of the Services Contract has occurred, then Licensee shall pay:

(a)	any such additional Charges;

(b)	interest at the Interest Rate for the period from the date when the additional Charges would have been due to the date of payment thereof; and

(c)	Licensor’s reasonable costs in carrying out the audit.

6.	Representations, Warranties, Indemnification, Liability and Disclaimers

6.1	Each party represents, warrants and agrees that it shall perform its obligations in relation to the Services Contract in compliance with applicable Laws.

6.2	TO THE FULLEST EXTENT PERMITTED BY LAW, THE SERVICES ARE PROVIDED ON AN “AS-IS” BASIS AND LICENSOR MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, GOOD TITLE, SATISFACTORY QUALITY AND NONINFRINGEMENT. LICENSOR SHALL NOT BE LIABLE TO LICENSEE OR TO ANY END USER OF LICENSEE FOR ANY DECISIONS BASED ON THE SERVICES OR DATA, FOR ANY INACCURACY, INCOMPLETENESS OR ERROR IN THE DATA OR IN THE EVENT THAT ANY SERVICES ARE INTERRUPTED, CHANGED OR BECOME UNAVAILABLE FOR ANY REASON. LICENSOR DOES NOT WARRANT THAT THE SERVICES OR DATA WILL MEET LICENSEE’S SPECIFIC NEEDS, ACHIEVE A PARTICULAR MARKETING OR BUSINESS RESULT, BE ERROR FREE, COMPLETE OR PROVIDED ON A TIMELY BASIS OR NOT BE SUSCEPTIBLE TO INTRUSION, ATTACK OR COMPUTER VIRUS INFECTION.

6.3	SUBJECT TO CLAUSES 6.5 AND 6.6, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY OR OTHERWISE; FOR:

(a)	ANY INDIRECT, SPECIAL OR CONSEQUENTIAL LOSS; OR

(b)	ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF ANTICIPATED SAVINGS, LOSS OF GOODWILL, LOSS OF OPPORTUNITY; OR

(c)	BUSINESS INTERRUPTION; OR

(d)	ANY LOSS IN VALUE OR LOSS RELATING TO ANY PRODUCT THAT IS LINKED TO THE PERFORMANCE OF ANY INDEX OR DATA; OR

(e)	LOSS OR DISCLOSURE OF OR CORRUPTION TO DATA; OR

(f)	IN THE CASE OF LICENSOR, LOSS OR DAMAGE ARISING FROM ANY CLAIM MADE, OR LOSS INCURRED BY A CLIENT OR CUSTOMER OF LICENSEE;

IN EACH CASE, REGARDLESS OF WHETHER SUCH LOSS IS FORESEEN OR, FORESEEABLE.

6.4	EXCEPT IN RESPECT OF THE INDEMNITY PROVIDED IN CLAUSE 6.8 FOR WHICH LICENSOR’S LIABILITY SHALL BE UNLIMITED AND SUBJECT TO CLAUSES 6.5 AND 6.6, LICENSOR’S AGGREGATE LIABILITY TO LICENSEE (AND LICENSEE’S SOLE REMEDY) IN RESPECT OF ALL CLAIMS (INCLUDING ANY CONNECTED CLAIMS) WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY OR OTHERWISE IN RELATION TO A SERVICE SHALL BE LIMITED TO THREE HUNDRED PERCENT (300%) OF THE TOTAL CHARGES PAID BY LICENSEE IN RESPECT OF THAT PARTICULAR SERVICE IN THE 12 MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE FIRST EVENT GIVING RISE TO THE CLAIM OCCURRED.

6.5	Notwithstanding anything to the contrary in these One Contract Framework Terms, nothing in a Services Contract excludes or limits a party’s liability for: death or personal injury caused by negligence, fraud or fraudulent misrepresentation, or any other liability that cannot be excluded or limited by law;

6.6	Notwithstanding anything to the contrary in these One Contract Framework Terms, nothing in a Services Contract excludes or limits Licensee’s liability arising from:

(a)	Licensee’s breach of any terms in a Services Contract relating to the use of Data or Marks including, without limitation, clause 2 of these General Terms; or

(b)	the indemnity given at clause 6.10.

6.7	Licensee agrees that no Index Partner or Information Provider shall have any obligation or liability to Licensee in relation to any Services Contract and that any Claim by Licensee under or in relation to any Services Contract may only be made against Licensor.

6.8	Licensor shall indemnify Licensee and its directors, officers, employees and agents from third party Claims and Losses (other than by a Group Company of Licensee) to the extent the same arises out of or in connection with any allegation that the use by Licensee of any Data or Marks licensed under a Services Contract (other than any Mark of an Index Partner or Information Provider) infringes such third party’s Intellectual Property Rights. The foregoing shall be Licensee’s sole remedy in respect of Claims and Losses to which this indemnity applies.

6.9	Licensor shall have no liability under the indemnity in clause 6.8 arising from or in relation to:

(a)	the use of any Data or Marks in combination with anything not provided by Licensor or after the Termination Date of the relevant Services Contract;

(b)	any content forming part of the Data that is not wholly-owned or created solely by, or on behalf of, Licensor; or

(c)	any Composite Indices or Manipulated Data.

6.10	Licensee shall indemnify Licensor, its Group Companies and their respective directors, officers, employees, agents, and Licensor’s Index Partners and third party licensors from third party Claims and Losses (other than by a Group Company of Licensor) to the extent the same arises out of, or in connection with:

(a)	the use of a Service by Licensee or any third party because of Licensee;

(b)	the creation or use of any Composite Indices or Manipulated Data or anything based on any Data by Licensee or any third party because of Licensee; or

(c)	any Licensed Funds, Licensed Products or Licensed ETFs.

6.11	In relation to any Claim or Loss to which clauses 6.8 or 6.10 apply, the indemnified party shall:

(a)	promptly notify the other party;

(b)	not make any admission in relation to or settle, or attempt to settle, the Claim or Loss without the prior written consent of the indemnifying party (not to be unreasonably withheld or delayed);

(c)	allow the indemnifying party on request to have sole conduct of the Claim, provided that indemnifying party shall not settle, or attempt to settle, the Claim without the prior written consent of the indemnified party (not to be unreasonably withheld or delayed);

(d)	give the indemnifying party the assistance reasonably requested in dealing with the Claim or Loss; and

(e)	subject to sub-clauses (a) - (d), take all reasonable steps to mitigate any Losses that are the subject of the indemnity.

6.12	In relation to any Claim or Loss to which the indemnity in clause 6.8 relates, Licensor may, in its sole discretion and at its expense:

(a)	procure for Licensee the right to continue to use any of the allegedly infringing Data licensed under a Services Contract; and/or

(b)	replace or modify any of such allegedly infringing Data to make it non-infringing.

7.	Intellectual Property Rights

7.1	Licensee acknowledges that Licensor Marks, Data (including the Data licensed under a Services Contract) and Software Data and Software are assets of great value to Licensor, its Group Companies, or their licensors and that all Intellectual Property Rights and any other rights of whatever nature in and relating to such Marks, Data and Software and Software Data shall remain the property of Licensor, its Group Companies, or its licensors.

7.2	Licensee agrees it shall use the Marks only to identify that Licensor is the source of the relevant Service, provided that the relevant disclaimers set out in the Attribution Requirements are incorporated with reasonable prominence together with such a statement.

7.3	Nothing in any Services Contract shall transfer to Licensee any proprietary title to or rights or interest in any Intellectual Property Rights referred to in clause 7.1 and Licensee shall have no rights to use the same except as expressly set out in a Services Contract.

7.4	Licensee shall execute and deliver any reasonable documentation requested by Licensor (at Licensor’s reasonable expense) to confirm any of Licensor’s title or rights in, or relating to, the Data, the Software and/or the Marks or to assign the same to Licensor or a person nominated by Licensor.

7.5	Except as expressly permitted by a Services Contract, Licensee shall obtain the prior written consent of Licensor to use any of the Marks.

8.	Term and Termination

8.1	Except to the extent provided otherwise by the relevant Services Contract, each Services Contract shall come into effect on the Commencement Date and shall:

(a)	continue for the Initial Term;

(b)	automatically renew for the Renewal Terms;

until terminated in accordance with the terms of the relevant Services Contract.

8.2	Either party may terminate a Services Contract in whole or in part by giving at least six (6) months’ prior written notice to the other, such notice to take effect at the end of the Initial Term or the then current Renewal Term.

8.3	Either party may terminate a Services Contract immediately by notice to the other party if the other:

(a)	becomes unable to pay its debts in the ordinary course of business, passes a resolution for winding up or has a receiver or administrator appointed over all or any of its assets, becomes insolvent (whether voluntarily or involuntarily), is placed in liquidation or ceases to carry on business as a going concern or the equivalent occurs in any jurisdiction;

(b)	materially breaches any term of such Services Contract and it is not possible to remedy that breach or it is possible to remedy that breach but the other fails to do so within 30 days of being requested to do so.

This clause 8.3 shall not apply to any non-payment by Licensee, which shall be governed by clause 8.4.

8.4	Licensor may terminate a Services Contract immediately by notice to Licensee if any Charges due under the relevant Services Contract have remained unpaid for a period of 30 days following the date of written notice from Licensor that such Charges are overdue.

8.5	If Licensor notifies Licensee of an amendment to a Services Contract in accordance with clause 5.1 or 15.2(a), Licensee may on written notice elect to terminate such Services Contract as of the date on which such amendment is intended to take effect and Licensor shall, upon request, refund any pre-paid Charges on a pro-rata basis for the period following the Termination Date. If Licensee does not exercise its termination right by the earlier of ten days after the date of such notice and seven days before the proposed amendment is to take effect, then such right will lapse and the Services Contract will continue in effect, subject to the amendment.

Suspension

8.6	Licensor may (without liability, other than providing a refund as specified in clause 8.11), terminate or suspend all or part of a Service:

(a)	if the Service depends on third party information or services and the third party does not supply such information or service;

(b)	if the Service cannot be provided in compliance with applicable Law;

(c)	if it is alleged that the Service infringes a third party’s Intellectual Property Rights;

(d)	if the Service is generally terminated or suspended by Licensor across parts of all of its business; or

(e)	if Licensor reasonably believes that this is necessary to maintain the security or integrity of the Services or Licensor’s operations or to prevent their misuse; or

(f)	for a reason beyond Licensor’s reasonable control.

8.7	In the event of any suspension under clause 8.6, Licensor shall provide Licensee with such information about the expected period of suspension as it provides all its comparable customers receiving such Service.

8.8	In circumstances in which Licensor is entitled to terminate a Services Contract due to any breach or non-payment by Licensee, Licensor may instead:

(a)	suspend performance of the Services Contract, provided that Licensor’s right to terminate will be reserved;

(b)	terminate only that part of the Services Contract that relates to the particular Service in relation to which the relevant breach or non-payment has occurred.

Consequences of Termination

8.9	Upon termination of a Services Contract, Licensee must:

(a)	immediately cease using the Service(s) provided thereunder and promptly destroy all copies of the Data, Software Data and/or Software under its control and, if requested, provide certification to Licensor of such destruction. The requirement to destroy all copies of the Data shall not apply to (i) any Data that is backed up for archival purposes in the ordinary course of the Licensee’s business operations (provided that in respect of any such archived Data, the Licensee warrants that it will not access or use such Data after termination of a Service Contract and that such Data be subject to all the conditions and restrictions contained in the Services Contract); and (ii) any Data that the Licensee is required to retain under any legal or regulatory obligation (and only to the extent and for such time as is required under any such obligation), provided that such Data shall be subject to the confidentiality obligations in clause 9; and

(b)	not do, or omit to do, anything that might reasonably lead any person to think that Licensee or any of its services or products have any connection with Licensor or its licensors, a Service or the Marks.

8.10	Upon termination of a Services Contract by a Licensor pursuant to clause 8.3 or clause 8.4, Licensor may terminate any other Services Contract, and any other Licensor may terminate any of its or their Service Contracts, in each case immediately by notice.

8.11	Where the provision of Data licensed under a Services Contract is terminated by Licensor under clause 8.6, Licensor shall, upon request, refund any pre-paid Charges on a pro-rata basis.

8.12	Termination of a Services Contract in respect of fewer than all the Services covered by such Services Contract, shall affect only that portion thereof and not any other portion of the partially terminated Services Contract.

8.13	Termination of a Services Contract shall not affect any accrued rights or liabilities thereunder.

9.	Confidentiality

9.1	Subject to clause 9.2, Licensor and Licensee shall keep confidential all Confidential Information.

9.2	Either party may disclose Confidential Information to:

(a)	its auditors or lawyers or other professional advisers;

(b)	its Group Companies;

(c)	its employees, temporary staff, contractors or consultants (or those of its Group Companies) in order to enable the disclosing party to carry out its obligations or exercise its rights under the relevant Services Contract;

(d)	to a regulatory or governmental body to which either party is subject or reasonably submits, to the extent required by such regulatory or governmental body; and/or

(e)	in case of Licensor, to Information Providers, Delivery Agents and Index Partners (to the extent necessary under Licensor’s agreements with such Information Providers, Delivery Agents and Index Partners),

provided in each case that:

(i)	the recipient is bound by confidentiality obligations similar to those contained herein; and

(ii)	the party disclosing such Confidential Information shall be fully responsible for any breach of such confidentiality obligations by the recipient.

10.	Data Protection and Privacy

10.1	Each party will comply with all applicable Data Protection Legislation in relation to the performance of any Services Contract.

11.	Charges

11.1	Licensee shall pay the Charges as set out in each Order Form. Charges shall be payable within 30 days of receipt of Licensor’s invoice.

11.2	Licensor may charge interest on overdue payments (which are not disputed in good faith) at the Interest Rate.

11.3	Other than as expressly stated in the relevant Services Contract, no refund of any Charges will be given if a Services Contract terminates before the end of the period to which the Charges relate.

11.4	The Charges are exclusive of VAT or any other sales tax or other governmental taxes, levies, duties, licenses, fees, excises or tariffs in each relevant territory. Licensee shall be responsible for the timely payment of, or reimburse Licensor on demand for, the full amount of all such taxes at the rate applicable at the time. Where the laws of Licensee’s territory require Licensee to make such deductions from a payment due to Licensor, then the amount due from Licensee to Licensor shall be increased to an amount, which after making such tax deductions, leaves an amount equal to the amount originally due to Licensor.

12.	Assignment and Subcontracting

12.1	Licensee may not assign or sub-license the benefit of any Services Contract without Licensor’s prior written consent. Subject to that restriction, each Services Contract shall bind and benefit Licensee and Licensor and each of their successors and assigns.

12.2	Licensor may assign or novate its rights and/or obligations under a Services Contract: (i) to any of its Group Companies (ii) in connection with Licensor’s or its Group Companies’ sale of a division, product or service; or (iii) in connection with a reorganisation, merger, acquisition, or divestiture of Licensor or any similar business transaction and Licensee hereby consents irrevocably to any such assignment or novation.

12.3	Licensor may sub-contract or outsource the performance of any of its obligations under a Services Contract, provided that this shall not relieve Licensor from such obligations.

13.	Entire Agreement

13.1	Each Services Contract shall form the entire agreement in relation to its subject matter and shall supersede any prior agreement or communication in relation to that subject matter (which prior agreement or communication shall terminate and cease to be of effect upon the Services Contract taking effect), including any provisions on any party’s website or contained in any paper or electronic ordering document, “shrink wrap” or “click wrap” agreement, or delivered as an attachment to or a part of the Data licensed under a Services Contract or any billing or accounting document. Notwithstanding the foregoing, such termination of any such prior agreement or communication shall not prejudice or affect the rights or remedies of either party under it arising prior to such termination in respect of:

(a)	any breach of contract or claim or demand that either party may have against the other pursuant to the terms of such prior agreement or communication, where such breach, claim or demand arose and was notified to the other party prior to such date of termination; or

(b)	any matter or provision of such prior agreement or communication that expressly or impliedly survives termination.

13.2	Each party acknowledges that, in entering into a Services Contract, it has not relied on any statement, representation, assurance or warranty other than as expressly set out in such Services Contract.

14.	Failure or Delay in Performance

14.1	Neither party shall be liable for failure or delay in the performance of any of its obligations under a Services Contract (except for the payment obligations and compliance with restrictions on the use of any Service(s)) to the extent that such failure or delay is caused by circumstances beyond its reasonable control. Licensee acknowledges that, in relation to Licensor, this shall include the cessation of calculation or publication of the Data licensed under a Services Contract or Indices or any changes in the constituents, currency data or the methodology used in calculation thereof, where such matters are decided upon by a government body, a regulator or an independent body which Licensor does not control.

15.	General

15.1	No waiver

(a)	No waiver of any breach of any provision of a Services Contract shall constitute a waiver of any other breach, and no waiver shall be effective unless made in writing and signed by an authorised representative of the waiving party;

(b)	No failure or delay by any party in exercising any right or remedy relating to a Services Contract shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time.

15.2	Amendment in writing.

(a)	Licensor may amend any Services Contract on not less than three months’ prior written notice, subject to Licensee’s termination right set out in clause 8.5 such amendment to take effect: (i) in respect of an amendment to the Charges, from the start of the next Renewal Term; and (ii) in respect of any other amendment, from the effective date specified in such notice.

(b)	Subject to 15.2(a) above, any modification to these One Contract Framework Terms and any Order Form must be in writing and signed by all of the parties to such document.

15.3	Severability. If any provision of a Services Contract is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

15.4	No partnership. Nothing in these One Contract Framework Terms or any Order Form shall be construed as creating:

(a)	a fiduciary relationship of any kind between the parties or between Licensor and Licensee’s current or prospective clients or customers; or

(b)	a partnership, franchise, joint venture, agency or employment relationship between the parties.

15.5	Bribery. In pre-contract negotiations and in use of the licence granted under any relevant Services Contract, each of Licensor and Licensee confirms that it has and shall at all times comply with the terms of the Bribery Act 2010 and the US Foreign Corrupt Practices Act.

15.6	Notices. Subject to clause 15.7, any notice or other document to be given under or in connection with any Services Contract shall be in writing and shall be served by email to: (i) in the case of Licensor, SalesOperations@ftserussell.com or such other email address as Licensor may notify Licensee in writing from time to time; or (ii) in the case of Licensee, such corporate email address as Licensee may notify Licensor from time to time. The deemed effective date shall be the date of transmission, unless such date is a Saturday or Sunday or a public holiday in the country of the recipient party, in which case, deemed receipt shall occur on the next business day when banks are open for business in that country.

15.7	Any legal claims or other documents related to any legal or, if applicable, arbitration proceedings under any Services Contract must be served in accordance with the laws or rules applicable to such proceedings.

15.8	Signing in counterparts. Each Order Form may be executed in one or more counterparts and each counterpart shall be deemed an original, but all of them together shall constitute one instrument.

15.9	Survival. All provisions of any Services Contract that may be reasonably construed as surviving the expiration or any termination of that Services Contract, shall survive the expiration or any termination of the Services Contract concerned. Without prejudice to the foregoing, the provisions of clauses 6.6, 7, 11.1, 11.4, 13, 14, 15.1, 15.2, 15.3, 15.4, 15.5, 15.9, 15.10, 15.11, and Section 2 will survive the termination of these One Contract Framework Terms and any Services Contract.

15.10	No third party rights. Except as expressly provided otherwise, no term of any Services Contract is enforceable under the Contracts (Rights of Third Parties) Act 1999 or other applicable Laws by a person who is not named as of the date of signature as a party to the Services Contract concerned.

15.11	Governing law.

These One Contract Framework Terms, Order Form and Services Contract, including the questions of their validity, interpretation and effect and all disputes relating thereto (whether arising from contract, tort or otherwise) shall be governed by the laws of the State of New York (without regard to its choice of law principles or rules of conflict of laws). The parties submit to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York or the Federal District Court for the Southern District of New York. The parties waive any objections based on venue in any such action, suit or proceeding as well as any bond, surety or other security that might be required of any other party.

THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE ARISING UNDER THE ONE CONTRACT FRAMEWORK TERMS, ORDER FORM OR SERVICES CONTRACT.

15.12	UN Conventions on Contracts. The parties expressly disclaim the applicability of, and waive any rights based upon, the Uniform Computer Information Transactions Act or the United Nations Convention on Contracts for the International Sale of Goods. The parties hereby agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to these One Contract Framework Terms or any Services Contract between the parties.

2	ONE CONTRACT FRAMEWORK TERMS - SECTION 2

Definitions

Except where expressly stated otherwise, defined terms used in the One Contract Framework Terms and Order Form have the meanings set out in this Section 2 – Definitions.

Affiliate: in respect of a Service, a Group Company of Licensee designated as such in the related Order Form.

Application: a program used to process Data.

Attribution Requirements: the then current Licensor requirements for attribution and dissemination of Data and Marks set out at http://www.ftse.com/products/indices/attribution-requirements (as such URL may be changed by Licensor giving notice).

Authorised User: defined in clause 2.2.

Back-Up Copy: an unaltered back-up of Data licensed under a Services Contract that is stored separately by Licensee and is only accessible by an Authorised User.

Benchmarks Regulations: means all applicable Law as may be amended or superseded from time to time relating to governance and control over the benchmark process, improving the quality of input data and methodologies used by benchmark administrators and ensuring that contributors to benchmarks and the data they provide are subject to adequate controls, including but not limited to the EU Benchmarks Regulation and the UK Benchmarks Regulation.

Charges: the subscription or other charges applicable to the Services as set out in the relevant Services Contract.

Claim: a claim, demand, action, suit or similar proceeding.

Commencement Date: the Service start date specified on an Order Form.

Confidential Information: (i) the terms of each Services Contract; (ii) any confidential or proprietary information supplied by any party to any other with respect to its financial affairs or business operations; and (iii) all communications between the parties relating to a Services Contract or the associated Services. Confidential Information shall not include any information which (a) is available to the public other than because of any breach of a Services Contract; (b) is, when it is supplied, already known to, or has been independently obtained by, the recipient in circumstances in which they are not prevented from disclosing it to others; (c) is required to be disclosed by Law; or (d), is developed by Licensor independently of the information disclosed by Licensee under the Services Contract.

Control: having control in relation to an entity through equity, voting rights, or constitutional or other regulating documents.

Composite Index: a composite index or benchmark calculated by, or on behalf of, Licensee by blending an Index with one (or more) other Index or third party index or benchmark data.

Data: means any data (including any Index Values, weightings and constituents, methodology, Information Provider’s data, ICB Data, Ratings, Pricing Data, and/or FastQuote Data, but excluding any Software Data) received or accessed by Licensee or any of Licensee’s Group Companies that is produced, calculated or otherwise made available by or on behalf of a Licensor or any Group Company of Licensor from time to time .

Data Protection Legislation: applicable data protection Laws in force anywhere in the world.

Delivery Agent: a third party authorised by Licensor, that provides access to Licensee to the Data.

Exchange Traded Fund or ETF: means an exchange traded fund constituted as an open-ended pooled investment vehicle or vehicles (which may be a stand-alone fund or one of a number of funds within a single legal entity) operated and managed by or on behalf of a party which:

(a)	aims to match the return of, or provide a return based upon replicating the performance of the index;

(b)	is open to and targeted at both institutional and retail investors;

(c)	has shares or other units of holding traded in or on an exchange throughout normal exchange trading hours, in a manner similar to the trading of equity shares; and

(d)	is available for redemptions periodically at the request of the investors or certain classes of them (whether or not subject to conditions).

EU Benchmarks Regulation: means Regulation (EU) 2016/1011 of the European Parliament and the Council of 8 June 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds) in the European Union.

EUR: means the official currency of the participating member states of the eurozone, being the monetary unit of certain member states of the European Union, which have adopted the euro as their common currency.

FastQuote Data: end of day Data with prices and yields of Canadian fixed income instruments.

Fixed Term: means a period of time between a start date and an end date, each of which are known in advance of the start date.

FTSE RAFI Index Series: means the FTSE RAFITM Index Series created by FTSE and Research Affiliates®, with constituents weighted using a composite of fundamental factors, including total cash dividends, free cash flow, total sales and book equity value.

Fund: (a) an Institutional Fund or (b) a Retail Fund that in either case is not an Exchange Traded Fund.

GBP: means pound sterling or other prevailing currency of the United Kingdom from time to time.

Group Company: in relation to an entity, any other entity that Controls, is Controlled by or is under common Control with that entity.

ICB: the Industry Classification Benchmark proprietary system developed by Licensor for classifying listed companies into industries, super-sectors, sectors and sub-sectors, as modified by Licensor from time to time.

ICB Data: any Data contained in the ICB.

Index: an equity, bond, property, hedge fund, commodities, fixed income, multi-asset or other index received or accessed by Licensee or any of Licensee’s Group Companies that is produced, calculated or otherwise made available by or on behalf of Licensor or any Group Company of a Licensor from time to time.

Index Partner: means any third party with whom a Licensor has collaborated in the creation of an Index.

Index Value: the value of an Index at a point in time.

Information Provider: a third party that provides data in, or used to produce, any Data and/or Software Data.

Initial Term: the initial period of subscription specified in an Order Form (or 12 months if no initial period of subscription is stated).

Institutional Fund: means:

(a)	a “collective investment scheme” means, any arrangements with respect to property of any description, including money, the purpose or effect of which is to enable persons taking part in the arrangements (whether by becoming owners of the property or any part of it or otherwise) to participate in or receive profits or income arising from the acquisition, holding, management of disposal of the property or sums paid out of such profits or income; or

(b)	an “occupational pension scheme” means any scheme or arrangement which is comprised in one or more instruments or agreements, and which has, or is capable of having, effect in relation to one or more descriptions or categories of employment so as to provide benefits in the form of pensions or otherwise payable on termination of service, or on death or retirement to or in respect of earners with qualifying service in an employment of any such description or category,

(c)	a unit-linked insurance fund: or

(d)	a Separately Managed Account, or

(e)	any other fund that is not a Retail Fund or an Exchange Traded Fund.

Intellectual Property Rights: database rights, copyrights, patent rights, trade or service marks, design rights, trade secrets and any other intellectual property rights (registered or unregistered) anywhere in the world.

Interest Rate: the lesser of 1.5% per annum and any maximum permitted by applicable law, accrued on a daily basis.

Law: in relation to a party, any law, court order, regulatory rule or other similar pronouncement that is applicable to or binding upon that party.

Licensed ETF: means in connection with a Services Contract, the ETF specified as such in the related Order Forms.

Licensed Fund: means in connection with a Services Contract, the Funds specified as such in the related Order Forms.

Licensed Product: means in connection with a Services Contract, the Product specified as such in the related Order Forms.

Licensee: the entity defined as such in an Order Form.

Licensor: the direct or indirect subsidiary of London Stock Exchange Group plc that is defined as such in an Order Form.

Losses: damages, losses, settlements, costs, expenses (including reasonable lawyers’ fees and costs) and compensation directly arising from an act or omission.

Manipulated Data: data created or derived by, or on behalf of, Licensee, by applying calculations to Data.

Marks: the trade marks, service marks, names, logos, titles and short-form names relating to the Indices and other Data from time to time including without limitation the trade marks FTSE®, FTSE Russell®, FT-SE®, FOOTSIE®, RUSSELL®, Mergent®, Beyond Ratings® and The Yield Book®.

One Contract Framework Terms: the terms and conditions set out in Sections 1-7.

Order Form: an order form entered into between Licensor and Licensee specifying the Services to be provided, applicable Charges and other related terms.

Partner Index: an Index created pursuant to a collaboration between a Licensor and any third party.

Pricing Data: the prices, returns, yields, durations, convexities, reference data, and other similar statistics relating to one or more securities in the Data.

Product: means options, bonds, warrants, notes, certificates, swaps, forward contracts and contracts for differences or other structured financial products and investments, which are issued by the Licensee (or if applicable any of its Affiliates) and the performance of which is linked to the performance of one or more indices for a Fixed Term, but “Product” shall not include:

(a)	futures;

(b)	options on futures;

(c)	cash settled options;

(d)	securities options;

(e)	OTC products (which for the avoidance of doubt shall not include bonds, warrants, notes or certificates),

where any of the foregoing are listed or traded on an investment exchange or other recognised trading venue and/or centrally cleared;

(f)	Funds or Exchange Traded Funds or investment products which, or the units or shares of which, are listed or traded on an investment exchange or other recognised trading venue;

(g)	any product which is linked to the performance of any of Licensor’s FTSE China indices from time to time (including the indices comprised in the FTSE China A Index Series, the FTSE China Index Series, and the FTSE Global China A Inclusion Indices or any custom index of such index), and which, or the units or shares of which, are listed or traded on an investment exchange or other recognised trading venue; or

(h)	for the purposes of an In-Scope Multiple Product Licence or an In-Scope Single Product Licence, Exchange Traded Notes.

Ratings: any ratings Data specified in an Order Form.

Renewal Term: a period of 12 months immediately following the Initial Term or a Renewal Term.

Report: a report, publication or material from Licensee to its existing or prospective customers.

Report Charges: the Charges applicable to reports specified in an Order Form.

Reporting Schedule: the form specified in an Order Form for Licensor’s reporting requirements.

Retail Fund: means an investment trust, unit trust, investment company or any other scheme, in each case the units or shares of which are authorised or approved by the applicable regulatory authority or under applicable Law as being available to private or retail customers as defined under applicable Law. A Retail Fund shall not include an Exchange Traded Fund.

Services: the provision of Data and/or Software, licensing of rights and any services related thereto, to be provided or licensed by a Licensor, as set out in the applicable Order Form and a “Service” means each individual index or other product, service or other line-item as specified in such Order Form.

Services Contract: an Order Form, the section(s) of the One Contract Framework Terms applicable to such Order Form, and any other schedules, exhibits or declarations referred to in them.

Site: the physical address specified in an Order Form at which the related Service is authorised for use by Licensee.

Software: the object code version (in any medium) of the computer program to which access will be provided to Licensee by Licensor pursuant hereto, as more fully described in the relevant Order Form.

Software Data: has the meaning given to it in the Yield Book Software Order Form.

System: a computer system used by or on behalf of Licensee to receive or access a Service.

Term: the period in relation to a Services Contract, from the Commencement Date to the Termination Date.

Termination Date: the date a Services Contract ends.

UK Benchmarks Regulation: Benchmarks (Amendment and Transitional Provision) (EU Exit) Regulations 2019 which transposed the EU Benchmark Regulation into UK Law.

USD: means United States Dollars or the prevailing currency of the United States of America from time to time.

ONE CONTRACT FRAMEWORK TERMS

SECTION 4 – FUNDS AND PRODUCTS LICENCE TERMS

1.	Licence

1.1	Licensor grants to Licensee a non-exclusive, nontransferable licence:

(a)	to use the Marks in connection with:

(i)	at the Site(s) only:

(A)	the issue; and

(B)	the operation; and

(ii)	within the Territory:

(A)	the marketing; and

(B)	the promotion,

of the Licensed Funds (in respect of each Licensed Fund, a “Fund Licence”) and/or the Licensed Products (in respect of each Licensed Product, a “Product Licence”); and/or

(b)	to use the Marks within the Territory in connection with:

(i)	the issue;

(ii)	the operation;

(iii)	the marketing; and

(iv)	the promotion;

of the Licensed ETFs listed on the stock or securities exchange(s) specified in the relevant Order Form (in respect of each Licensed ETF, an “ETF Licence”).

1.2	Licensee may incorporate the name of the relevant Index or Mark licensed under a Services Contract within the name of a Licensed Product, Licensed Fund or Licensed ETF, provided that the positioning of the Index or Mark shall be subject to Licensor’s prior approval (not to be unreasonably withheld or delayed). In the event that Licensee wishes to change or amend the name of a Licensed Product, Licensed Fund or Licensed ETF that incorporates the Index or Mark, Licensee shall provide Licensor with at least 10 days’ prior written notice (including the old and new names). Subject to the relevant Services Contract remaining in force, Licensee shall always use the Mark in the name of the Licensed ETF.

1.3	Notwithstanding that the Marks and a Licensee trademark(s) may be used together, the combined use of those individual trademarks is not a unitary trademark or composite trademark, and neither Licensor nor Licensee shall seek to register, or cause or permit any other person or entity to register, such combination as a unitary or composite trademark. Any goodwill accruing from the use of such marks will, in the case of the Marks, accrue solely to Licensor and, in the case of a Licensee trademark, accrue solely to Licensee.

2.	Use of Index

2.1	A Services Contract incorporating these Funds and Products Licence Terms shall constitute Licensor’s consent to Licensee (and its Affiliates, if applicable) using Data specified in the relevant Order Form solely to the extent necessary to create, issue, operate and promote the Licensed Fund, Licensed Product or Licensed ETF linked to the performance of such Data.

2.2	Licensee may include factual statements, graphs or diagrams referring to past performance of the relevant Indices in documents relating to Licensed Funds, Licensed Products or Licensed ETFs, provided that:

(a)	Licensee exercises reasonable care and skill in doing so;

(b)	the contents of such documents are correct and accurate;

(c)	only an insubstantial amount of such Data is incorporated in such documents; and

(d)	it is for a purpose ancillary to the operation, marketing or promotion of the Licensed Funds, Licensed Products or Licensed ETFs.

3.	Index Changes and Withdrawal

3.1	Licensor may at any time stop calculating or publishing an Index (a “Withdrawn Index”) and in such case will notify Licensee:

(a)	at least 6 months in advance unless a shorter period is required due to any circumstance referred to in clause 8.6 of Section 1 of the One Contract Framework Terms; and

(b)	as to whether a replacement Index will be available.

3.2	If a replacement Index is not available, the relevant Services Contract will terminate with respect to the Withdrawn Index when Licensor stops calculating or publishing the Withdrawn Index, whichever occurs first, without liability to Licensor.

3.3	If a replacement Index is available, Licensee will have 60 days from the date of notification in accordance with clause 3.1(b) above to inform Licensor whether it elects to use such replacement Index. If:

(a)	Licensee elects to use the replacement Index, the relevant Services Contract will continue and the Marks licensed will, with effect from the end of the 60 days, be those relating to that Index; or

(b)	Licensee elects not to use the replacement Index or fails to notify Licensor of Licensee’s decision within the 60 day period, then the relevant Services Contract will terminate with respect to the Withdrawn Index with effect from the date on which Licensor ceases calculating or publishing the Withdrawn Index, without liability to Licensor.

3.4	Licensor may, upon 3 months’ notice, amend the name of the relevant Index or Marks. Any documents published or distributed after such notice period relating to each Licensed Fund, Licensed Product and/or Licensed ETF must refer to the amended Index name or Mark.

4.	Restrictions on Use

4.1	If the relevant licence is for any Index which forms part of the FTSE RAFI Index Series, Licensee may not use the Indices or Marks in connection with the creation or management of a Managed Synthetic Product.

4.2	Licensee may not use the Indices or Marks as part of, or otherwise in relation to, any informational or promotional material relating to an ETF Licence without first providing proof copies to Licensor and obtaining the consent of Licensor to the use concerned, other than in:

(a)	any registration statement, prospectus or similar document issued in connection with the marketing of a Licensed ETF; and

(b)	any document issued or distributed solely to managers or dealers (or prospective managers or dealers).

4.3	Licensee may not, directly or indirectly, create, operate or license any financial product, index, or service linked to a Licensed ETFs without Licensor’s prior written consent.

4.4	Licensee may not use the Data or Marks or any other index, data or mark owned or licensed by Licensor in a way that suggests (expressly or otherwise) that Licensor, its Group Companies, licensors or Index Partners:

(a)	have given any approval, endorsement or consent to the issue of or the investment in the Licensed ETFs, or is otherwise connected to them in a way which may put any of the Licensor, its affiliates, its licensors and/or Index Partners in breach of Securities Laws;

(b)	have made any judgement about, or has expressed any opinion on, the Licensee or the Licensed ETFs; or

(c)	have given any investment advice in relation to the Indices or the Licensed ETFs or made any claim as to the suitability of the Indices for its use in connection with any Licensed ETFs.

5.	Licensee Materials

5.1	Licensee shall provide Licensor with the product term sheets for each Product issued under a Product Licence prior to the launch of such Product, for informational purposes.

5.2	Licensor will give Licensee at least 3 months’ prior written notice of any change to the Attribution Requirements in respect of an ETF Licence. Licensee will not be required to withdraw any literature or other material already published or in circulation prior to the date of the notice.

6.	Notices and Approval

6.1	Prior to issuing, operating, marketing or promoting a new Licensed Product pursuant to a Multiple Product Licence, Licensee shall obtain written confirmation from Licensor that the relevant Index is licensed under such Multiple Product License.

6.2	Licensee shall:

(a)	give Licensor at least 30 days written notice in advance prior to listing any Licensed ETF on the Exchanges.

(b)	not list the Licensed ETFs on any stock or securities exchange(s) not specified in the relevant Order Form without Licensor’s prior written consent.

(c)	submit the proposed name of any Licensed ETF for prior written approval from Licensor not less than 14 days’ prior to launch.

7.	Charges

7.1	Unless expressly stated otherwise in a Services Contract, any up-front fees specified and other fees specified as being payable annually on an Order Form for a Licensed Fund, Licensed ETF or Licensed Product shall be payable to Licensor in advance and any fees that relate to the AUM or Notional Value of a Licensed Fund, Licensed ETF or Licensed Product specified on the relevant Order Form shall be payable quarterly in arrears as set out in clause 8.5 and, if applicable, clause 8.8.

8.	Reporting and Invoicing

8.1	Licensee shall report AUM and Notional Value (i) in the currency of the Charges; or (ii) the currency of the applicable Licensed Fund, Licensed Product or Licensed ETF, if different from the currency of the Charges.

8.2	For the purposes of calculating and invoicing the Charges (including whether any relevant threshold is met) Licensor will use its currency conversion rates at the time of invoicing.

8.3	The details referred to in clauses 8.4 or 8.6, shall be sent to BillingOps@lseg.com or such other email address as may be notified by Licensor from time to time.

8.4	Licensed Funds and Licensed ETFs. Licensee shall provide Licensor with:

(a)	details of the AUM of each Licensed Fund and Licensed ETF as of:

(i)	the Commencement Date of the relevant Services Contract; and

(ii)	no later than 15 days after the end of every month thereafter.

(b)	calculations of the quarterly charges payable (no later than 15 days after each Quarter Date); and

(c)	notification of the launch of the Licensed Fund or Licensed ETF (no later than 15 days after such launch).

8.5	Upon receipt of the calculations set out at clause 8.4(a)(i) and 8.4(b) above Licensor shall either:

(a)	invoice Licensee for the Charges due within 30 days; or

(b)	send an invoice for the Charges it believes to be due if Licensor reasonably believes the calculations to be incomplete and/or inaccurate.

8.6	Licensed Products. In respect of a Product License which sets out Charges based on the Notional Value of Licensed Products, Licensee shall, no later than 15 days after each Quarter Date, provide Licensor in the format set out in Schedule 1 to these Funds and Products Licence Terms, the aggregate Notional Value of all Licensed Products linked to the performance of each Index that are:

(a)	in existence as at a Quarter Date; or

(b)	have expired, closed or matured during such Quarter.

8.7	If any basket issue is linked to the performance of one or more of the Indices and one or more third party index (or other product), the Notional Value to be provided by Licensee pursuant to clause 8.6 shall be the proportionate amount of the Notional Value linked to the performance of such Index or Indices.

8.8	Where Charges are payable quarterly in arrears and a Minimum Fee is applicable:

(a)	If the total Charges payable in respect of the Commencement Quarter:

(i)	are more than the Pro-rated Minimum Fee, Licensee shall pay the Charges in respect of such Commencement Quarter and, to the extent that Licensee has paid the applicable Minimum Fee in full in advance, less an amount equal to the Pro-rated Minimum Fee; or

(ii)	are less than the Pro-rated Minimum Fee, Licensee shall pay the Pro-rated Minimum Fee in respect of the Commencement Quarter, provided that to the extent Licensee had paid the applicable Minimum Fee in full in advance, Licensee shall not be obliged to make any further payment with respect to such Minimum Fee.

(b)	Following the Commencement Quarter, if the total Charges payable in respect of any Quarter are:

(i)	more than the Quarterly Minimum Fee, Licensee shall pay the Charges in respect of such Quarter and, to the extent that Licensee has paid the applicable Minimum Fee in full in advance, less an amount equal to the Quarterly Minimum Fee; or

(ii)	less than the Quarterly Minimum Fee, Licensee shall pay the Quarterly Minimum Fee in respect of such Quarter provided that to the extent Licensee has paid the applicable Minimum Fee in full in advance, Licensee shall not be obligated to make any further payment with respect to such Minimum Fee.

(c)	Licensor shall invoice Licensee for the Charges following receipt of the details provided to Licensor under clauses 8.1, 8.6 and/or 8.7. If Licensee fails to provide Licensor with such details in respect of any Quarter, Licensor shall invoice Licensee an amount equal to the applicable Minimum Fee for that Quarter and Licensee shall pay such Minimum Fee (unless already paid in advance). Licensee shall still be obliged to provide the details required pursuant to clauses 8.1, 8.6 and/or 8.7 and when provided, Licensor may invoice Licensee for, and Licensee shall pay, any additional Charges due, together with interest on such amount in accordance with clause 11.2 of Section 1 of the One Contract Framework Terms.

9.	Warranty

9.1	Licensee warrants that it will:

(a)	comply with all Securities Laws; and

(b)	maintain all applicable regulatory approvals and consents and, in respect of each Licensed ETF, all necessary regulatory capital.

10.	Term and Termination

10.1	Where a Services Contract:

(a)	is for a Single Product Licence with a Fixed Term, the Services Contract will last for the life of the Licensed Product (and clause 8.2 of Section 1 of the One Contract Framework Terms shall not apply), subject to earlier termination in accordance with any other provision of the Services Contract;

(b)	is for more than one Licensed Fund, Licensed Product or Licensed ETF, either party may terminate the licence in respect of a single Licensed Fund, Licensed Product or Licensed ETF in accordance with the terms of the Services Contract, and the Services Contract shall remain in full force and effect in respect of the Licensed Funds, Licensed Products or Licensed ETFs that have not been terminated; or

(c)	is for a Licensed ETF, if Licensee fails to launch the Licensed ETF by the Launch Deadline, the licence in respect of that Licensed ETF shall terminate automatically unless the parties agree otherwise in writing.

10.2	Licensor may terminate any Services Contract entered into under these Funds and Products Licence Terms if:

(a)	Licensee breaches the warranty in clause 9; or

(b)	Licensee is convicted of any offence relating to any Licensed Fund, Licensed Product or Licensed ETF (or to the trading or issue of shares or units in them).

11.	Interpretation and Definitions

11.1	For the avoidance of doubt, each Fund Licence, Product Licence and/or ETF Licence under this Services Contract is a “Service” as defined in the One Contract Framework Terms Section 2 – Definitions.

11.2	Without prejudice to the One Contract Framework Terms Section 2 – Definitions, for the purposes of each Services Contract that incorporates this Section 4 – Funds and Products Licence Terms, defined terms have the following meanings:

Alternatively Weighted Index: any Index (and any variant of that Index) which is classified by the Licensor as an Index whose constituents are not weighted by market capitalisation, including any Index that is classified as, or forms part of, the Licensor’s ESG Index series or GDP Index series from time to time or is classified by the Licensor as a fundamental, alternatively-weighted, factor or smart beta Index (or similar), and in each case any variants of all such Indices;

AUM: assets under management;

Commencement Quarter: the period from (and excluding) the Commencement Date to (and including) the first Quarter Date;

ETF Licence: defined in clause 1.1(b);

Exchange: means a stock exchange or other trading venue upon which the Licensed ETFs are to be listed, as specified in the relevant Order Form;

Exchange Traded Fund or ETF: means an exchange traded fund constituted as an open-ended pooled investment vehicle or vehicles (which may be a stand-alone fund or one of a number of funds within a single legal entity) operated and managed by or on behalf of a party which:

(a)	aims to match the return of, or provide a return based upon replicating the performance of the index;

(b)	is open to and targeted at both institutional and retail investors;

(c)	has shares or other units of holding traded in or on an exchange throughout normal exchange trading hours, in a manner similar to the trading of equity shares; and

(d)	is available for redemptions periodically at the request of the investors or certain classes of them (whether or not subject to conditions).

Exchange Traded Notes or ETNs: means unsecured debt obligations which seek to match the performance of an Index and which are listed and traded on an exchange;

Fixed Term: means a period of time between a start date and an end date, each of which are known in advance of the start date;

Fund: (a) an Institutional Fund or (b) a Retail Fund that in either case is not an Exchange Traded Fund;

Fund Licence: defined in clause 1.1(a);

In-Scope Multiple Product Licence: a Multiple Product Licence designated as an In-Scope Multiple Product Licence on an Order Form;

In-Scope Single Product Licence: a Single Product Licence designated as an In-Scope Single Product Licence on an Order Form;

Institutional Fund: means:

(a)	a “collective investment scheme” means, any arrangements with respect to property of any description, including money, the purpose or effect of which is to enable persons taking part in the arrangements (whether by becoming owners of the property or any part of it or otherwise) to participate in or receive profits or income arising from the acquisition, holding, management of disposal of the property or sums paid out of such profits or income; or

(b)	an “occupational pension scheme” means any scheme or arrangement which is comprised in one or more instruments or agreements, and which has, or is capable of having, effect in relation to one or more descriptions or categories of employment so as to provide benefits in the form of pensions or otherwise payable on termination of service, or on death or retirement to or in respect of earners with qualifying service in an employment of any such description or category,

(c)	a unit-linked insurance fund: or

(d)	a Separately Managed Account, or

(e)	any other fund that is not a Retail Fund or an Exchange Traded Fund;

Launch Deadline: in relation to each Licensed ETF, the date specified as such in the relevant Order Form;

Licensed ETF: means in connection with a Services Contract, the ETF specified as such in the related Order Forms;

Licensed Fund: means in connection with a Services Contract, the Funds specified as such in the related Order Forms;

Licensed Product: means in connection with a Services Contract, the Product specified as such in the related Order Forms;

Managed Synthetic Product: means any private or public registered (offshore or domestic) fund or separate account that obtains exposure to any equity securities through investment in various derivative instruments, while seeking additional return from active management of the fixed income portion of the fund or separate account (i.e. portable alpha-bond implementation swapped into indices); provided, however, “Managed Synthetic Product” shall not include a U.S. exchange traded fund or U.S. registered closed-end fund (which may employ leverage) constructed through direct investment in, and consistent with the weighting of, the securities comprising an RAFI Index, and not through investing primarily in any of swaps, futures, options, forwards or any other instrument designed to replicate the performance of the Index;

Minimum Fee: the amount designated as a minimum fee in the relevant Order Form;

Multiple Product Licence: a Product Licence for an unlimited number of Products issued and operated at the Sites, and marketed and promoted in the relevant Territories by Licensee during the Initial Term or any Renewal Term;

Notional Value: the total issued and outstanding notional or principal amount of a Licensed Product, including any increase in such notional or principal amount occurring during any relevant period;

Product: means options, bonds, warrants, notes, certificates, swaps, forward contracts and contracts for differences or other structured financial products and investments, which are issued by the Licensee (or if applicable any of its Affiliates) and the performance of which is linked to the performance of one or more indices for a Fixed Term, but “Product” shall not include:

(a)	futures;

(b)	options on futures;

(c)	cash settled options;

(d)	securities options;

(e)	OTC products (which for the avoidance of doubt shall not include bonds, warrants, notes or certificates),

where any of the foregoing are listed or traded on an investment exchange or other recognised trading venue and/or centrally cleared;

(f)	Funds or Exchange Traded Funds or investment products which, or the units or shares of which, are listed or traded on an investment exchange or other recognised trading venue;

(g)	any product which is linked to the performance of any of Licensor’s FTSE China indices from time to time (including the indices comprised in the FTSE China A Index Series, the FTSE China Index Series, and the FTSE Global China A Inclusion Indices or any custom index of such index), and which, or the units or shares of which, are listed or traded on an investment exchange or other recognised trading venue; or

(h)	for the purposes of an In-Scope Multiple Product Licence or an In-Scope Single Product Licence, Exchange Traded Notes;

Product Licence: defined in clause 1.1(a);

Pro-rated Minimum Fee: the pro-rated amount of the relevant Minimum Fee calculated as: the Minimum Fee, multiplied by the number of days in the Commencement Quarter, divided by 365;

Quarter: the period of time between one Quarter Date and the immediately following one in any calendar year;

Quarter Date: each of the following dates: 31 March, 30 June, 30 September and 31 December in any year;

Quarterly Minimum Fee: the Minimum Fee divided by 4;

Retail Fund: means an investment trust, unit trust, investment company or any other scheme, in each case the units or shares of which are authorised or approved by the applicable regulatory authority or under applicable Law as being available to private or retail customers as defined under applicable Law. A Retail Fund shall not include an Exchange Traded Fund;

Securities Laws: means all applicable securities laws and regulations, and the rules of any regulatory body or any other governmental or self-regulating organisation for the time being in force to which any activity of the Licensee is subject from time to time;

Separately Managed Account: means a portfolio created and managed by the Licensee on behalf of professional individuals and entities that trade in large quantities, such as pension funds, endowments and charitable foundations;

Single Product Licence: a Product Licence for a single, specific Product issued by Licensee in the relevant Territories;

Standard Index: any Index that is not an Alternatively Weighted Index (including equally weighted or super liquid variants of such Indices), or any other Index that Licensor classifies as a “Standard Index” from time to time;

Territory(ies): means in relation to a Services Contract, the country(ies) specified as such in the related Order Form; and

Wholly Owned Index: an Index that is developed and owned exclusively by Licensor.

LICENSED ETF ORDER FORM

Each of the Services provided under this Order Form by Licensor to Licensee are provided under a Services Contract under the One Contract Framework Terms Sections 1, 2 and 4 and is entered into between:

(1)	FTSE INTERNATIONAL LIMITED a company incorporated and registered in England with company number 03108236 whose registered address is at 10 Paternoster Square, London, EC4M 7LS, United Kingdom (the “Licensor”); and

(2)	21SHARES US LLC a company incorporated or established in Delaware whose registered address is at 477 Madison Avenue, 6th Floor New York 10022, New York, United States (the “Licensee”).

Services Start Date	[ ]
Initial Subscription Period	12 months

Table 1 - Services:

Licensed ETF	Marks	Index	Launch Deadline	Exchange and/or Territory (where applicable)	Charges	Additional terms
21shares Hyperliquid ETF	FTSE® and all other registered and unregistered Marks owned or licensed by Licensor (including without limitation those Marks licensed by Licensor from a Group Company or an Index Partner) to the extent that such Marks are incorporated in the name of an Index.	FTSE Hyperliquid Index	[ ]	United States Territory with no rights of cross listing outside. Notwithstanding the above, the Licensee shall be permitted to market and promote the Licensed ETFs outside of the Territory.	[ ]	For the purposes of this Order Form, the amounts in clause 6.4 of the Framework Terms shall be, in respect of the Licensed Product to which this Order Form relates, the Charges received by the Licensor from the Licensee in respect of that Licensed Product for the period set out in clause 6.4.

Table 2 - Data Details:

Specify Data (Index/Ratings/ICB)	Direct/via Delivery Agent	Frequency	Sites (insert address)	No of Authorised Users	Charges	Other Provisions (where applicable)
FTSE Hyperliquid Index	Direct and/or via Delivery Agent	Daily	477 Madison Avenue, 6th Floor, New York, 10022, United States	Up to 10	[ ]	1.	The Data may only be used in support of the Licensed ETF(s) under this Order Form (the “ETF Licence”) to the extent necessary pursuant to clause 2.1 of the One Contract Framework Terms Section 4. The use of the Data for any other purpose or use is prohibited.
						2.	Notwithstanding anything to the contrary in this Services Contract, the licence to use this Data will terminate concurrently with the termination or expiry of the ETF Licence
						3.	The Data supplied by Licensor to Licensee under this Order Form, which is used by Licensee in relation to the issue, operation, marketing and promotion of the Licensed ETFs (the “Products”), may be made available by Licensee to a third party (which is not a Group Company of Licensee) and with whom Licensee enters into a written agreement in connection with such management and operation of Licensee’s Products (“Authorised Service Provider”) provided that:
						a.	Licensee shall notify Licensor of the entity which is proposed to be an Authorised Service Provider’s identity at least sixty (60) days prior to the date such entity requires the Data and Licensor approves such entity as an Authorised Service Provider in advance, which approval shall not be unreasonably withheld.
						b.	Licensee will supply the relevant Data to the Authorised Service Provider.
						c.	the Authorised Service Provider uses the Data provided to it in accordance with these Additional Terms exclusively for performing administrative operational tasks in support of the issue, operation, marketing and promotion of the Product for Licensee and for no other purpose and does not otherwise breach the terms of this Services Contract.
d.

Licensee shall procure that the Authorised Service Provider complies with all of the terms of this Services Contract (other than as to Charges, which shall remain the sole obligation of Licensee) including any restrictions on the use of any Data, Indices or anything else supplied or licensed by Licensor.

e.

Licensee shall promptly notify Licensor in the event it becomes aware of any breach of the terms of this Services Contract by the Authorised Service Provider and Licensee shall take all reasonable steps that it is lawfully entitled to take, and which may be necessary to stop such breach or as may be reasonably requested by Licensor.

f.	Upon request by Licensor, Licensee shall immediately cease making such Data available to the Authorised Service Provider
4.	Licensee acknowledges and agrees that:
a.	Any act or omission of any Authorised Service Provider that breaches any term of this Services Contract (or that would breach any term of this Services Contract if it were an act or omission of Licensee) will be treated as if it were a breach of this Services Contract by Licensee and Licensee shall be liable to Licensor in respect of such breach;
b.

Licensee will be liable to Licensor for acts or omissions of the Authorised Service Provider and Licensor may exercise any of its rights under this Services Contract or otherwise in law against Licensee (including its rights to terminate this Services Contract).

c.	Licensee shall indemnify and keep indemnified Licensor, its Group Companies and their respective directors, officers, employees and Licensor’s Index Partners and Third Party licensors, on demand against any and all Claims and Losses from time to time arising out of, or in connection with (i) a breach by Licensee or the Authorised Service Provider of the terms of this Services Contract; and/or (ii) any Claim by the Authorised Service Provider against Licensor in breach of paragraph (iv) below
d.	An Authorised Service Provider can only enforce a right against Licensor and recover any amount owning to it indirectly through Licensee and may not proceed directly against Licensor. Licensee shall be entitled to recover and claim losses suffered by an Authorised Service Provider in relation to a Service on behalf of such Authorised Service Provider to the extent such loss would be recoverable if incurred by the Licensee. Licensee shall ensure that an Authorised Service Provider shall not take any action against Licensor to enforce a benefit conferred on such Authorised Service Provider under this Services Contract; and
e.	All notices served by Licensor upon Licensee shall be deemed to be served upon the Authorised Service Provider unless otherwise stated in the relevant notice.

Affiliates

Affiliate	Services to which Affiliate rights apply
[ ]	All Services set out in this Services Contract
[ ]
[ ]
[ ]
[ ]
[ ]

If the contact details for invoices are not the details of the Licensee, please:

1. Insert here the name of the company to whom the invoices should be addressed: ________

2. Attach a third-party payment agreement authorising such company to make payment for the Licensee

Signed for and on behalf of	Signed for and on behalf of

FTSE INTERNATIONAL LIMITED	21SHARES US LLC

by:	by:
(signature)	(signature)

(print name)	(print name)

(position)	(position)

(date)	(date)